Ramtron International Corporation
News Release
Nasdaq: RMTR

NEWS FOR RELEASE: 2/9/2010, 4pm ET	CONTACT: Lee Brown
(719) 481-7213
lee.brown@ramtron.com

RAMTRON REPORTS FOURTH-QUARTER
AND FULL-YEAR 2009 FINANCIAL RESULTS

COLORADO SPRINGS, CO - February 9, 2009 - U.S. semiconductor maker Ramtron International Corporation (Nasdaq: RMTR), the leading developer and supplier of nonvolatile ferroelectric random access memory (F-RAM) and integrated semiconductor products, today reported total revenue of $14.4 million for the fourth quarter of 2009, compared with total revenue of $16.3 million for the same quarter last year.  Net income for the fourth quarter of 2009 was $755,000, or $0.03 per share, compared with net income of $915,000, or $0.03 per share, for the fourth quarter of 2008. Fourth-quarter 2009 results included a non-cash stock-based compensation expense of $362,000, and an income tax benefit of $74,000.

Fourth-Quarter Product Revenue Highlights:

·	Product revenue was $13.3 million for the fourth quarter of 2009, compared with $16.0 million reported for the same quarter last year.
·	Sequentially, from the third quarter to the fourth quarter of 2009, product revenue grew 17%.
·	Product gross margin for the quarter was 48%, compared with 49% last year.
·	Integrated product revenue was $3.9 million or 27% of total revenue.

“Demand for Ramtron’s products continued to rebound in the fourth quarter resulting in sequential quarterly gains in revenue, operating income and earnings per share,” said Bill Staunton, Ramtron’s chief executive officer. “Fueled by strong sales during the second-half of 2009 across all market areas, we achieved our objective of restoring full year profitability on a non-GAAP basis at revenues of $47.5 million, and generated operating cash flow of $5.5 million for the year.

For full-year 2009, Ramtron reported total revenue of $47.5 million, compared with total revenue of $63.6 million for full-year 2008.  Full-year 2009 net loss was $5.9 million, or $(0.22) per share, compared with net income of $3.7 million, or $0.13 per share, for full-year 2008. Full-year 2009 results included a non-cash, stock-based compensation expense of $1.5 million, income tax benefit of $621,000, and restructuring and impairment charges of $6.2 million, of which $5.4 million was a non-cash charge. The $846,000 of other revenue on the income statement reflects a reimbursement to Ramtron from a settlement in the DRAM Antitrust Litigation.

“We will receive the first production device of our MaxArias™ wireless memory product next month and expect it to contribute to revenue in 2010,” Staunton continued. “MaxArias devices are poised to revolutionize the RFID industry by enabling previously unachievable applications with their symmetric read and write performance over longer distances and with less power.”

In the smart meter arena, we are excited about recent design wins in a major European utility program that could generate in excess of 10 million units over the next several years.  In addition, our ultra low-power features have lead to shipments into a major hearing aid manufacturer while we pursue promising design opportunities with several others,” Staunton added.

Business Outlook

The following statements are based on Ramtron’s current expectations of results for full-year 2010. These statements are forward looking, and actual results may differ materially from those set forth in these statements. Ramtron intends to continue its policy of not updating forward-looking statements other than in publicly available documents, even if experience or future changes show that anticipated results or events will not be realized.

For the full-year 2010, management is currently targeting:

·	Total revenue between $60 and $65 million, representing growth of 25% to 37% over 2009 revenue, respectively
·	GAAP net income between 2% and 3% of total revenue
·	Gross margin of 49%
·
Total operating expenses of 45% of total revenue. By expense line item, sales and marketing to be 13% of total revenue, research and development to be 23% of total revenue, and general and administrative to be 9% of total revenue

·	Stock-based compensation expense of approximately 2.4% of total revenue and non-cash tax expense of approximately 1.5% of total revenue

“With distributor inventories back to desired levels across all regions, strong demand for our products, and current booking activity considerably ahead of last year, we expect a very strong start this year,” Staunton added.

In 2010, we will continue to execute our cost-reduction initiative, which is already driving increased market share. Beyond the Maxarias wireless memory products, we also plan to introduce groundbreaking ultra low-power devices that will use a fraction of the active energy touted by our competitors. These product initiatives are intended to accelerate new product development and enlarge the market opportunities that leverage Ramtron’s manufacturing process know-how and product design expertise,” Staunton concluded.

Conference Call

Management will conduct a conference call to discuss fourth quarter results today at 5:00 PM Eastern Time/4:00 PM Central Time.  The call will be webcast with an accompanying slide presentation, which can be accessed via a link on the Ramtron website home page.  To access the webcast, investors should go to the home page of the Ramtron site at www.ramtron.com and click on the teleconference link.  From this site, you can access the teleconference webcast, assuming that your computer system is configured properly.  A webcast replay will be available for one year, and a telephonic replay will be available for from 8:00 PM Eastern time/7:00 PM Central time on February 9 until 11:59 PM Eastern time/10:59PM Central time on February 16. To listen to the replay, please dial 706-645-9291, conference ID # 53527266.

About Ramtron

Ramtron International Corporation, headquartered in Colorado Springs, Colorado, is a fabless semiconductor company that designs, develops and markets specialized semiconductor memory and integrated semiconductor solutions used in a wide range of product applications and markets.

Cautionary Statements

Except for historical information, this press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  These statements may be identified by the use of forward-looking words or phrases such as “believe,” “expect,” “anticipate,” “should,” and “potential,” among others. These statements include statements about Ramtron’s expected revenue, gross margin, operating expenses, and net income for full-year 2010. These forward-looking statements are inherently difficult to predict and involve risks and uncertainties that could cause actual results to differ materially, including, but not limited to: general and regional economic conditions and conditions specific to the semiconductor industry; demand for Ramtron’s products; order cancellations or reduced order placements; product sales mix; the timely development of new technologies; competitive factors such as pricing pressures on existing products and the timing and market acceptance of new product introductions; Ramtron’s ability to maintain an appropriate amount of low-cost foundry production capacity from its foundry sources in a timely manner; our foundry partners’ timely ability to successfully manufacture products for Ramtron; our foundry partners’ ability to supply increased orders for F-RAM products in a timely manner using Ramtron’s proprietary technology; any disruptions of Ramtron’s foundry or test and assembly contractor relationships; currency fluctuations; unexpected design and manufacturing difficulties; defects in products that could result in product liability claims; and the risk factors listed from time to time in Ramtron’s SEC reports, including, but not limited to, the Annual Report on Form 10-K for the year ended December 31, 2008 and Quarterly Reports filed during 2009. SEC-filed documents are available at no charge at the SEC’s website (www.sec.gov) or from the company.

All forward-looking statements included in this release are based upon information available to Ramtron as of the date of this release, which may change.

The financial information in this press release and the attached financial statements have been prepared from the books and records of the company with the omission of certain information and disclosures normally included in financial statements.

In this release, the reference to restoring full-year 2009 non-GAAP profitability, which is our 2009 GAAP net loss adjusted for impairment, stock-based compensation, and DRAM litigation settlement revenue, is not a financial measure as defined by generally accepted accounting principles (GAAP). Management believes that the reference provides meaningful supplemental information regarding the Company’s operational performance; however it is not a replacement for the GAAP financial measures presented nor should it be given greater consideration by investors.
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(financial statements attached)

RAMTRON INTERNATIONAL CORPORATION
FOURTH-QUARTER AND FULL-YEAR 2009 AND 2008 FINANCIAL HIGHLIGHTS
CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except per-share amounts) (unaudited)

	Three Months Ended		Year Ended
	December 31, 2009	December 31, 2008	December 31, 2009	December 31, 2008
Revenue:
Product sales	$13,272	$16,008	$45,182	$62,101
License and development fees	179	179	717	717
Royalties	101	133	672	646
Customer-sponsored research and development	--	--	100	90
Other revenue	846	--	846	--
	14,398	16,320	47,517	63,554
Costs and expenses:
Cost of product sales	6,931	7,376	23,277	28,768
Cost of product sales relating to warranty provision	--	815	--	815
Research and development	3,252	2,721	11,207	11,912
Customer-sponsored research and development	--	--	113	47
Sales and marketing	2,025	2,163	7,458	8,804
General and administrative	1,337	1,305	5,518	6,578
Restructuring	17	--	844	--
Impairment	--	--	5,372	--
	13,562	14,380	53,789	56,924
Operating income (loss)	836	1,940	(6,272)	6,630
Interest expense, other	(126)	(86)	(384)	(368)
Other income (expense), net	(29)	(291)	208	(358)
Income (loss) before income tax benefit (provision)	681	1,563	(6,448)	5,904
Income tax benefit (provision)	74	(648)	621	(2,244)
Net income (loss)	$755	$915	$(5,827)	$3,660

Net income (loss) per common share:
Basic	$0.03	$0.03	$(0.22)	$0.14
Diluted	$0.03	$0.03	$(0.22)	$0.13
Weighted average common shares outstanding:
Basic	26,861	26,837	26,845	26,353
Diluted	27,086	26,883	26,845	27,551

RAMTRON INTERNATIONAL CORPORATION
YEAR-END 2009 AND 2008 FINANCIAL HIGHLIGHTS
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands) (unaudited)

	December 31, 2009	December 31, 2008

ASSETS
Current assets:
Cash and cash equivalents	$7,541	$9,900
Accounts receivable, net	7,979	11,274
Inventories	6,838	9,992
Deferred income taxes, net	294	266
Other current assets	1,360	1,110
Total current assets	24,012	32,542

Property, plant and equipment, net	15,341	5,635
Goodwill, net	--	1,971
Intangible assets, net	2,800	6,470
Long-term deferred income taxes, net	5,499	5,174
Other assets	263	212
Total assets	$47,915	$52,004

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$5,275	$4,930
Accrued liabilities	1,759	3,131
Deferred revenue	645	645
Current portion of long-term debt	1,341	382
Total current liabilities	9,020	9,088

Long-term deferred revenue	564	1,209
Long-term debt	5,873	4,577
Total liabilities	15,457	14,874

Stockholders' equity	32,458	37,130
Total liabilities and stockholders' equity	$47,915	$52,004